Exhibit 10(i)

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter referred to as "Lease") is made and entered into this ____ day of _______________________, 2015, by and between West Boynton Auto Services, Inc., a Florida Corporation (hereinafter referred to as "Landlord"), whose mailing address is 12355 Hagen Ranch Road, Suite 604, Boynton Beach, Florida 33437 and On the Move Corporation, a Florida Corporation  (hereinafter referred to as "Tenant"), whose mailing address is 12355 Hagen Ranch Road, Suite 604, Boynton Beach, Florida 33437.

ARTICLE I
PREMISES

1.01            Premises.  Landlord does lease unto Tenant, and Tenant does hereby hire and take as tenant under Landlord the premises located at  12355 Hagen Ranch Road, Suite 604, Boynton Beach, Florida 33437 consisting of approximately __________________acre of real property on which exists a gas station (_____________branded), canopy, fuel pumps, automated car wash and convenience store along with the furniture, equipment and fixtures located therein and thereon (the gas station, canopy, fuel pumps, automated car wash and convenience store along with the furniture, equipment and fixtures located therein and thereon are collectively referred to as the "Improvements") (the Improvements and the real property are collectively referred to as the "Premises"), upon the terms and conditions set forth herein. The legal description of the Premises is attached hereto as Exhibit "A". The equipment included herein is set forth on Exhibit "A 1".

1.02            Acceptance of Premises.  The Premises are hereby leased to Tenant subject to: (i) any and all conditions that an accurate survey and examination of the Premises would disclose; (ii) any and all laws, as applicable, now in force or hereafter enacted; and (iii) any title matters of record or otherwise disclosed to Tenant. Except for the work specifically identified in this Lease to be performed by Landlord, as further set forth on Exhibit "B" attached hereto, Tenant certifies that it has inspected the Premises and, in reliance on such inspection, acknowledges and accepts the Premises and the Improvements, all of which Tenant confirms as being satisfactory. Tenant shall be deemed to have accepted the Premises in their "As Is" condition. Tenant further acknowledges that the Premises, including all fixtures, equipment and furnishings contained therein, are in satisfactory or excellent condition and accepts the Premises in its "As Is" condition, without requiring Landlord to make any repairs or replacements thereof other than as set forth in Exhibit "B". Tenant hereby waives any objection to and releases Landlord from any liability arising from the condition of the Premises from and after the date of lease execution other than matters arising out of Landlords obligations as set forth in Exhibit "B".
Exhibit 10 (j) Page 1

1.03            Construction of Premises.  Landlord will perform all work specified to be performed by Landlord more specifically set forth in Exhibit "B" attached hereto and entitled "Leasehold Improvements". Any improvements made to the premises by Tenant shall remain the sole property of the Landlord. Tenant agrees to make the improvements in a workman like manner and further agrees not to permit the filing of any liens or claims of lien against the premises. In the event any lien is filed against the premises, such lien shall be bonded off by Tenant within ten (10) days of the filing of the lien. Tenants failure to bond off or pay such lien shall be a default under this Lease. The parties acknowledge that the Landlord's Improvements shall be part of the Premises and shall be the property of Landlord at the conclusion or other termination of the Lease.

ARTICLE II
TERM

            The date on which the Lease is signed by the last of the parties to sign shall be deemed the "Effective Date". The term of this Lease shall commence on July 1, 2015 (the "Commencement Date"). The Lease term shall end June 30, 2025 ("Expiration Date"). At the expiration of the term of this Lease, Tenant will vacate and surrender the Premises to Landlord in accordance with the terms hereof and said Premises shall be in a broom clean condition. Provided Tenant has not defaulted under the Lease, Tenant shall have an option to extend the term of the Lease for ten (10) years on the same terms and conditions as are set forth herein. In order to exercise Tenants option to extend the term of the Lease, Tenant shall be obligated to provide written notice to Landlord no later than, ninety (90) days prior to the expiration of the then current term, with time being of the essence.

ARTICLE III
RENT

3.01            Covenant to Pay.  Tenant shall pay Rent to Landlord from the Commencement Date without prior demand, together with all applicable Florida sales tax thereon as provided by law from time to time; for any Lease Year greater or less than Twelve (12) months shall be prorated on the per diem basis, based upon the number of days elapsed over 365-day year. Tenant agrees that its covenant to pay Rent to Landlord is an independent covenant and that all such amounts are payable without counterclaim, set-off, deduction, abatement or reduction whatsoever, except as expressly provided for in this Lease. Upon signing of this Lease by Tenant, Tenant shall pay to Landlord the first month's minimum rent (as provided herein) plus sales tax in the amount of Thirty One Thousand Eight Hundred Dollars ($31,800.00) plus the sum of _______________Dollars ($____.00) representing one months estimated Operating Costs plus sales tax, plus Thirty One Thousand Eight Hundred Dollars ($31,800.00) representing one months rent, plus sales tax (at the current applicable rate of Six percent (6%)), representing the security deposit to be held under this Lease. In the event there is any increase in the base Rent and/or sales tax payable with respect to rental payments, Tenant shall be responsible to pay the increase and shall be responsible to increase the Security Deposit.
Exhibit 10 (j) Page 2

3.02            Minimum Rent.  Tenant shall pay Landlord, at the office or such other place as Landlord may from time to time designate as "Minimum Rent" for the premises for each year during the term of this Lease, without any deduction or set-off, an initial annual rent of Three Hundred Sixty Thousand Dollars ($360,000.00) per year in equal monthly installments in advance, on the first day of each calendar month the initial sum of Thirty Thousand Dollars ($30,000.00) during each month of the lease term. Landlord and Tenant agree that Tenant shall commence monthly payments of Minimum Rent together with sales tax and Operating Costs on the following schedule:

July 1, 2015 - June 30, 2016- Thirty Thousand Dollars ($30,000.00) Minimum Rent plus sales tax plus Operating Costs and any sales tax due thereon.
The Minimum Rent shall increase by Three percent (3%) per year commencing in year Two (2) of the Lease and continuing for each additional year of the Lease term, including any Lease years of any extension period.

3.03            Payment of Operating Costs.  This is a Net, Net, Net lease which requires the Tenant to pay for all operating costs associated with the Premises, including but not limited to real estate taxes, personal property taxes, insurance (including but not limited to liability, property, building, landlords, underground storage tank liability insurance, wind, flood and all other risks in amounts determined by Landlord), maintenance, services relating to water, sewer, sewer pump, repairs and all other costs relating to the property. Of the Operating Costs for the Premises, Tenant shall pay directly all Operating Costs except for the costs of real estate taxes and property insurance, building insurance, underground storage tank liability insurance, and landlords liability insurance (including all perils), which shall be paid by Landlord and the cost of which shall be reimbursed by payment from Tenant to Landlord. As a result, in addition to Minimum Rent, Tenant shall be obligated to pay to Landlord the sum of _________________________ Dollars ($________) per month as reimbursement to Landlord for real property taxes, intangible taxes and insurance coverage (the "Operating Costs") obtained by the Landlord for the Premises. The amount of the monthly payment for Operating Costs may be modified by Landlord upon Thirty (30) days written notice from Landlord to Tenant. Such payments shall be made by Tenant to Landlord on a monthly basis, and shall be in addition to payment of Minimum Rent. Landlord shall provide an annual recap of the Operating Costs which have been paid by Landlord which recap shall detail the amounts paid by Landlord and the amounts reimbursed to Landlord by Tenant. Any amounts due to Landlord, after taking account of payments by Tenant shall be paid by Tenant upon written request of Landlord. Any amounts overpaid by Tenant identified in the recap shall be a credit for the next year's payment.
Exhibit 10 (j) Page 3

In addition, Tenant shall be obligated to pay for all expenses, including but not limited to all utilities, garbage removal, cleaning of catch basins, cleaning of sump pump, grease trap cleaning, landscaping, plumbing, air conditioning, coolers, personal property taxes and all other expenses of operation of the Premises, it being the intention of the parties that this shall be a "triple net" lease and that Tenant shall pay all expenses of operation of the Premises. Tenant shall be required to obtain liability insurance in the minimum amount of One Million Dollars ($1,000,000.00) and shall provide Landlord with a certificate of insurance, on an acord form 27 or other form acceptable to Landlord, making Landlord an additional insured under the policy. Tenant shall also be responsible to obtain its own property insurance for the full insurable value of the Premises, and shall in each instance provide Landlord with a certificate of insurance on an acord form 27 or other form acceptable to Landlord, making Landlord an additional insured under the policy. In the event Tenant fails to pay any expenses of operation, Landlord shall be entitled to pay for such item and the amount of such payment shall be deemed additional Rent under this Lease.

3.04            Rent Past Due.  If any installment of Rent shall remain overdue for more than Five (5) days, a late charge in an amount equal to One and One-half percent (1.5%) per month (18% per annum) of the delinquent amount may be charged by Landlord, such charge to be computed for the entire period for which the amount is overdue. The late charge shall be deemed additional rent.

3.05            Security Deposit.  Tenant shall pay Landlord upon demand a Security Deposit in the amount of Thirty Thousand Dollars ($30,000.00) plus sales tax at its current rate, which sum shall be increased in the event the monthly rent increases or in the event the sales tax amount increases, to be held by Landlord, without any liability for interest thereon, as security for the performance by Tenant of all its obligations under this Lease. Landlord shall be entitled to commingle such security deposit with other funds of Landlord. In the event of default by Tenant of any of its obligations under this Lease, Landlord may at its option, but without prejudice to any other rights which Landlord may have, apply all or part of the Security Deposit to compensate Landlord for any loss, damage or expense sustained by Landlord as a result of such default. If all or any part of the Security Deposit is so applied, Tenant shall restore the Security Deposit to its original amount on demand of Landlord. Within Thirty (30) days following termination of this Lease, if Tenant is not then in default, the Security Deposit will be returned by Landlord to Tenant. If Landlord sells its interest in the Premises, it may deliver the Security Deposit to the purchaser and Landlord will thereupon be released from any further liability with respect to the Security Deposit or its return to Tenant and the purchaser shall become directly responsible to Tenant.

3.06            Net Lease.  With the exception of Landlord's contribution toward the cost of constructing the Leasehold Improvements, if any, this Lease is a completely net lease to Landlord, except as otherwise expressly herein stated. Landlord is not responsible for any expenses or outlays of any nature arising from or relating to the Premises, the use or occupancy thereof, the contents thereof or the business carried on therein. Tenant shall pay all costs, expenses, charges, assessments, impositions and outlays of every nature and kind relating to the Premises except as expressly herein stated.
Exhibit 10 (j) Page 4

3.07            No Abatement of Rent.  Except as specifically provided to the contrary in this Lease, there shall be no abatement from or reduction of the Rent due, nor shall Tenant be entitled to damages, losses, costs or disbursements from Landlord during the Term caused by or on account of the fire, water or sprinkler systems or the partial or temporary failure or stoppage of any heating, cooling, lighting, plumbing or other services in or to the Premises or the Building, whether due to Force Majeure or the making of alterations, repairs, renewals, improvements or structural changes to the Premises, the Building, the equipment or systems supplying the services, or from any cause whatsoever, provided that the said failure or stoppage is remedied within a reasonable time.

ARTICLE IV
OPERATING COSTS

4.01            Intentionally Omitted.

4.02            Intentionally Omitted.

4.03            Operating Costs Defined.  Operating Costs shall mean those amounts paid by Landlord to be reimbursed by Tenant for real estate taxes, intangible taxes, certain insurance coverages and any amounts for maintenance, operating, repair, and replacement ~~and administration~~ of the Improvements and Premises.

ARTICLE V
USE OF PREMISES

5.01            Use.  Tenant shall use the Premises solely for the purpose of a gas station, car wash and convenience store or other related business which shall require the advance written approval of Landlord, which Landlord shall not unreasonably withhold. Tenant shall comply with all laws, ordinances, rules and regulations of applicable governmental authorities respecting the use, operation and activities of the Premises (including sidewalks, streets, approaches, drives, and entrances which serve the Premises), and Tenant shall not make, suffer or permit any unlawful, improper or offensive use of the Premises or such other areas, or any part thereof, or permit any nuisance thereon. Tenant shall not make any use of the Premises which would make void or voidable any policy of fire or extended coverage insurance covering the Premises. Tenant shall use the Premises only for the purposes stated in this Lease and shall not leave said Premises vacant or suffer or permit any waste or mistreatment thereof. Tenant shall not be permitted to have any unlawful products stored, used or repackaged at the Premises.

5.02            Tenant's Covenants as to Use and Occupancy.

(A)            Tenant shall carry on its business on the Premises in a reputable manner and shall not cause, permit or suffer to be done or exist upon the Premises anything which shall result in a danger, hazard or bring about a breach of any provision of this Lease or any applicable law.
Exhibit 10 (j) Page 5

(B)            Tenant shall be prohibited from conducting any use, or making any modification, which would in any manner (i) violate any certificate of occupancy, or similar governmental approval, (ii) cause structural injury to all or any part of the Premises or to any improvements constructed thereon, or (iii) constitute a public or private nuisance.

(C)            Tenant shall not use on the Premises any traveling or flashing lights or signs or any loudspeakers, television, phonographs, radio or other audio-visual or mechanical devices in a manner so that they can be heard or seen outside the Premises without obtaining in each case prior written consent of Landlord. If Tenant uses any such equipment without receiving the prior written consent of Landlord, Landlord shall be entitled to remove such equipment without notice at any time and at the cost of Tenant payable as Additional Rent forthwith on demand.

(D)            Tenant shall not burn any trash or garbage in or about the Premises or anywhere else in the Building, nor cause, permit or suffer upon the Premises or anywhere else in the Building any unusual or objectionable noises or odors or anything which may disturb the enjoyment of the Premises and facilities thereof by customers and invitees or any adjacent property owners.

(E)            Tenant shall not overload any floor in the Premises, or any utility or service or commit any act of waste or damage any part of the Premises.

(F)            Tenant shall not store or bring on the Premises any articles of any combustible, toxic or dangerous nature (other than gas station related materials) and shall at all times keep the Premises in such condition as to comply with all laws. Tenant shall keep and maintain on the Premises all safety apparatus or appliances required by law. Tenant shall not cause, permit or suffer any act, occurrence, or series of acts or occurrences upon the Premises which shall cause the rate of insurance on the Premises and/or Building, or any part thereof, to be canceled, result in an increase in the Premises for coverages of same or preclude the obtaining of such insurance. Tenant shall be responsible for providing and maintaining all necessary and/or required fire extinguishers and/or fire prevention devices at the Premises. Landlord acknowledges that the Premises shall be used as a gas station, however Tenant shall be responsible to ensure that the facility complies with all environmental safety laws.
Exhibit 10 (j) Page 6

ARTICLE VI
ACCESS AND ENTRY

6.01            Right of Access.  Landlord reserves the right to enter the Premises at all reasonable times (and in emergencies at all times) in order to: (i) make such repairs, alterations or improvements to the Premises as Landlord considers necessary or desirable; (ii) have access to underfloor facilities and access panels to mechanical shafts; (iii) check, calibrate, adjust and balance controls and other parts of the heating, air conditioning, ventilating and climate control systems; and (iv) install, maintain, repair or replace pipes, ducts, conduits, vents and wires leading in, through, over or under the Premises. Tenant shall not unduly obstruct any pipes, conduits or mechanical or other electrical equipment so as to prevent reasonable access thereto. Landlord further reserves unto itself the right to use all exterior walls and roof area. Landlord shall exercise its rights under this Section 6.01, to the extent possible in each circumstance, in a manner which minimizes interference with Tenant's use and enjoyment of the Premises, including Tenant's decorations or operations within the Premises. Rent will not abate or be reduced while the maintenance, repairs, alterations, installations, replacements or improvements are being made, unless the premises become totally inaccessible to the Tenant.

6.02            Right to Show Premises.  Landlord and Landlord's Agents have the right to enter the Premises at all reasonable times to show them to prospective purchasers or mortgagees and, during the last six (6) months of the Term (or the last six (6) months of any renewal term if this Lease is renewed), to show the Premises to prospective tenants.

6.03            Entry not Forfeiture.  No entry into the Premises by Landlord pursuant to a right granted by this Lease shall constitute a breach of any covenant for quiet enjoyment, or (except where expressed by Landlord in writing) shall constitute a retaking of possession by Landlord or forfeiture of Tenant's rights hereunder.

Exhibit 10 (j) Page 7

ARTICLE VII
MAINTENANCE, REPAIRS AND ALTERATIONS

7.01            Maintenance and Repairs by Tenant.  Tenant covenants to keep the following in good order, repair and condition: (i) the structure of the Premises, including all of the exterior walls, structural columns, beams, joists, footings and stem walls and roofs; (ii) the mechanical, plumbing, electrical, and other base building systems, and (iii) the entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Premises. Tenant shall also be responsible for high pressure cleaning the canopy and pumps, the concrete floor/pad area under the canopy, the sidewalks in front of the building, the car wash walls, floor and equipment at a minimum of every three (3) months, such that all of such areas and equipment remain in good condition. All repair and maintenance performed by Tenant in the Premises shall be performed by contractors or workmen designated or approved by Landlord. At the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in as good condition and repair as Tenant is required to maintain the Premises throughout the Term. Tenant shall be required to maintain and replace, if necessary the HVAC system for the Premises. Tenant shall be required to obtain and keep in full force throughout the Term of the Lease a maintenance, repair and replacement contract on the HVAC system for the Term of this Lease and shall provide a copy of such contract to Landlord on an annual basis.

7.02            Approval of Tenant's Alterations.  Tenant shall have the right to make non-structural interior alterations to the Premises which are not visible from outside the Premises (excluding electrical, mechanical, plumbing and HVAC alterations). Tenant shall submit to Landlord details of the proposed work including drawings and specifications prepared by qualified architects or engineers conforming to good engineering practice. All such alterations shall be performed: (i) at the sole cost of Tenant; (ii) by contractors and workmen approved in writing by Landlord; (iii) in a good and workmanlike manner; (iv) in accordance with drawings and specifications approved in writing by Landlord; (v) in accordance with all applicable laws; (vi) subject to the reasonable regulations, supervision, control and inspection of Landlord; and (vii) subject to such indemnification against liens and expenses as Landlord reasonably requires.  If any alterations would affect the structure of the Building or any of the electrical, plumbing, mechanical, heating, ventilating or air conditioning systems or other base building systems, Landlord shall, at the option of Landlord, but not the obligation of Landlord, perform such work at Tenant's cost.

7.03            Repair Where Tenant at Fault.  Notwithstanding any other provisions of this Lease, if any part of the Building is damaged or destroyed or requires repair, replacement or alteration as a result of the act or omission of Tenant or Tenant's Agent, Landlord shall have the right to perform same and the cost of such repairs, replacement or alterations, shall be borne by the Tenant.
Exhibit 10 (j) Page 8

7.04            Removal of Improvements and Fixtures.  All Leasehold Improvements, other than trade fixtures, shall immediately upon their placement in the Premises become Landlord's property without compensation to Tenant. Except as otherwise agreed by Landlord in writing, no Leasehold Improvements shall be removed from the Premises by Tenant either during or at the expiration or sooner termination of the Term except that: (a) Tenant may, during the Term, in the usual course of its business, remove its trade fixtures, provided that Tenant is not in default under this Lease; and (b) Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, remove such of the Leasehold Improvements and trade fixtures in the Premises as Landlord shall require be removed and restore the Premises to Landlord's then current Premises standard to the extent required by Landlord. Tenant shall at its own expense repair any damage caused to the Premises by such removal. If Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, the trade fixtures shall, at the option of Landlord, become the property of Landlord and may be removed from the Premises and sold or disposed of by landlord in such manner as it deems advisable without any accounting to Tenant.

7.05            Liens.  Tenant shall promptly pay for all materials supplied and work done in respect of the Premises so as to ensure that no lien is recorded against any portion of the real property upon which the Premises is erected or against Landlord's or Tenant's interest therein. If a lien is so recorded, Tenant shall discharge it promptly by payment or bonding. If any such lien against the Building or Landlord's interest therein is recorded and not discharged by Tenant as above required within fifteen (15) days following recording, Landlord shall have the right to remove such lien by bonding or payment and the cost thereof shall be paid immediately from Tenant to Landlord. Tenant has no right or authority to create any mechanics' or materialmen's lien on the Building or Landlord's interest therein and Tenant in compliance with Section 713.10, Florida Statutes, shall provide written notice (and provide written acknowledgment thereof to Landlord) to all suppliers of labor or materials, as well as all contractors and subcontractors, as applicable, prior to ordering such labor or materials or executing any agreement for construction of Leasehold Improvements.

ARTICLE VIII
Intentionally Blank

ARTICLE IX
INDEMNITY; INSURANCE

9.01            Indemnification.  Each party agrees to indemnify and hold the other harmless from and against any and all loss, damage, claim, demand, liability or expense by reason of any damage or injury to persons (including loss of life) or property which may arise or become claimed to have arisen as a result of or in connection with the indemnifying party's (i) improvement, occupancy or use of the Premises or its site, or (ii) failure to conscientiously and promptly perform any of its obligations under this Lease.
Exhibit 10 (j) Page 9

9.02            Insurance.  Tenant shall, at its sole expense, provide and maintain in force during the entire term of this Lease, and any extension or renewal hereof, public liability insurance with limits of coverage not less than One Million Dollars ($1,000,000.00) (for death or bodily injury for any one occurrence) and One Million Dollars ($1,000,000.00) for any property damage or loss from any one accident. Each such policy of insurance shall name as the insured thereunder both the Landlord and Tenant. Each such liability insurance policy shall be of the type commonly known as Owner's, Landlord's and Tenant's insurance and shall be obtained from a company reasonably satisfactory to both parties. Tenant shall also be responsible to obtain its own personal property and business insurance for the full insurable value thereof, and shall in each instance provide Landlord with a certificate of insurance on an acord form 27 or other form acceptable to Landlord, making Landlord an additional insured under the policy. Each party who is pays insurance directly shall provide the other party with proof of payment and copies of such insurance coverage.

9.03            Builder's Risk Insurance.  At the times during which construction is being performed within or upon the Premises by Tenant, whether during initial construction or thereafter at any time, Tenant or Tenant's contractor shall provide builder's risk insurance with such reasonable limits as Landlord shall from time to time require, and any such policy or insurance shall have as named insured thereunder both Landlord and Tenant. Further, Tenant shall maintain at all times during the term of the Lease, Workmen's Compensation and Employer's Liability insurance at legally required levels for the benefit of all employees entering upon the site as a result of or in connection with their employment by Tenant or Tenant's general contractor.

The original of each policy of insurance required of Tenant from time to time by this Lease, or a certificate or certified duplicate thereof, issued by the insurer or insuring organization, shall be delivered by Tenant to Landlord (i) on or before thirty (30) days prior to occupancy of the Premises by Tenant during the original and any renewed or extended term hereof, and (ii) again at least ten (10) days prior to the lapse or expiration or termination of any prior policy which would otherwise occur during such term, renewal or extension. In the event Tenant fails to provide certificates of insurance evidencing the coverages required hereunder, Landlord shall be permitted to obtain such policies of insurance on behalf of Tenant and all costs and premiums associated with such insurance coverages and policies shall be treated as additional Rent and shall be paid or reimbursed by Tenant upon request by Landlord.

Exhibit 10 (j) Page 10

ARTICLE X
CASUALTY

In the event any of the Improvements are rendered untenantable by fire or other casualty, Landlord shall have the option of terminating this Lease or rebuilding, and in such event written notice of the election by Landlord shall be given to Tenant within Thirty (30) days after the occurrence of such casualty. In the event Landlord elects to rebuild, (1) Landlord shall not be obligated to rebuild the Tenant's or any other Tenant Improvements; and (2) the affected portions of the Premises shall be restored, as nearly as practicable in Landlord's reasonable judgment, to their former condition, exclusive of Tenant Improvements, within a reasonable time, during which time no payment of rent or other sum due hereunder from Tenant to Landlord shall abate unless and until Tenant's space shall have continued untenantable for at least thirty (30) days after (and as a result of) such casualty. In the event (i) Landlord fails to give timely notice of its election to rebuild, or (ii) Landlord fails to rebuild so that Tenant's Improvements can be replaced within six (6) months of such casualty, the term of this Lease shall then expire and this Lease and all options and rights under it shall be of no further force or effect and Landlord shall be entitled to sole possession of the Premises, and Landlord shall not be obligated to reimburse the Tenant for the value or cost of its improvements, or for any expense or damage incident to such casualty or such election.

ARTICLE XI
ASSIGNMENT, SUBLETTING AND TRANSFERS

11.01            Assignments, Subleases and Transfers.  Tenant shall not enter into, consent to or permit any transfer of this Lease without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, but shall be subject to Landlord's rights under the following Sections 11.02 and 11.03.

11.02            Landlord's Right to Consent.  If Tenant intends to effect a transfer, Tenant shall give prior notice to Landlord of such intent specifying the identity of the Transferee and providing such financial, business or other information relating to the transfer, the proposed Transferee and its principals as Landlord or any mortgagee requires, together with copies of sufficient documents to evidence the particulars of the proposed transfer, including the total consideration to be paid by the Transferee. Landlord shall, within Thirty (30) days after having received such notice and all requested information, notify Tenant either that it consents or does not consent to the transfer in accordance with the provisions and qualifications of this Article XI.  If Landlord fails to timely give any notice, Landlord shall be deemed to have refused consent to the transfer.
Exhibit 10 (j) Page 11

11.03            Conditions of Transfer.

(A)            If there is a permitted transfer, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by Landlord of any payments by a Transferee shall be deemed a waiver of any provisions hereof regarding Tenant.  Any consent by Landlord shall be subject to Tenant and Transferee executing an agreement with Landlord agreeing: (i) that the Transferee will be bound by all of the terms of this Lease as if such Transferee had originally executed this Lease as tenant, and (ii) to amend this Lease to incorporate such terms, covenants and conditions as are necessary so that this Lease will be in accordance with Landlord's standard form of lease in use for the Improvements at the time of the transfer, and so as to incorporate therein any conditions imposed by Landlord in its consent to such transfer and such further conditions as may be required by the provisions of this Section 11.03 and (iii) to provide a guarantee or Transferee's obligations Landlord under the Lease, from a financially qualified guarantor or guarantors (with the determination of financial qualification to be made by Landlord in Landlord's sole discretion).

(B)            Notwithstanding any transfer permitted or consented to by Landlord, or acceptance of Rent from the Transferee, Tenant (and Guarantor if applicable) shall be jointly and severally liable with the Transferee under this Lease and shall not be released from performing any of the terms of this Lease.

(C)            Notwithstanding the effective date of any permitted transfer as between Tenant and the Transferee, all Minimum Rent for the month in which such effective date occurs shall be paid by Tenant so that Landlord will not be required to accept partial payments of Minimum Rent for such month from either Tenant or Transferee.

11.04            Assignment by Landlord.  Landlord shall have the unrestricted right to sell, lease, convey, encumber or otherwise dispose of the Premises or any part thereof and this Lease or any interest of Landlord in this Lease.

Exhibit 10 (j) Page 12

ARTICLE XII
DEFAULT

12.01            Defaults.  A default by Tenant shall be deemed to have occurred hereunder, if and whenever: (a) any Minimum Rent is in arrears whether or not any notice or demand for payment has been made by Landlord (with the parties expressly agreeing that no written or other notice is required to be made by Landlord); (b) any Additional Rent is in arrears and is not paid within five (5) days after written demand by Landlord; (c) Tenant has breached any of its obligations in this Lease (other than the payment of Rent) and Tenant fails to remedy such breach within fifteen (15) days (or such shorter period as may be provided in this Lease), or if such breach cannot reasonably be remedied within fifteen (15) days (or such shorter period), then if Tenant fails to immediately commence to remedy and thereafter proceed diligently to remedy such breach, in each case after notice in writing from Landlord; (d) Tenant or any Guarantor becomes bankrupt or insolvent or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding-up or other termination of Tenant's existence or the liquidation of its assets; (e) a trustee, receiver, or like person is appointed with respect to the business or assets of Tenant or any Guarantor; (f) Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a transfer approved by Landlord; (g) this Lease or any of Tenant's assets are taken under a writ of execution; (h) Tenant proposes to make a transfer other than in compliance with the provisions of this Lease; (i) Tenant abandons or attempts to abandon the Premises or the Premises become vacant, unoccupied or not open for business during the required hours of the building, for a period of five (5) consecutive days or more without the consent of Landlord; (j) any of Landlord's policies of insurance with respect to the Building are actually or threatened to be canceled or adversely changed as a result of any use or occupancy of the Premises; or (k) any obligations of Tenant or any Guarantor owing to Landlord, whether or not related to this Lease and however arising (whether by operation of law, contract, acquired or otherwise) shall be in default.

12.02            Remedies of the Landlord.  In the event of any default hereunder by Tenant, then without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, Landlord shall have the following rights and remedies, some or all of which may be exercised by Landlord:

(A)            Landlord may terminate this Lease by notice to Tenant and retake possession of the Premises for Landlord's account; and/or

(B)            Landlord may enter the Premises as agent of Tenant to take possession of any property of Tenant on the Premises, to store such property at the expense and risk of Tenant or sell or otherwise dispose of such property in such manner as Landlord may see fit without notice to Tenant, which shall be credited towards any Rent owed Landlord pursuant hereunder; and/or

Exhibit 10 (j) Page 13

(C)            Landlord may re-take possession of the Premises for the account of Tenant and recover from Tenant all of Landlord's damages incurred by, due to, or arising out of Tenant's default and Landlord's retaking of possession. If this remedy is elected by Landlord, Landlord's damages shall be the value of the Premises for the remaining Term of this Lease after Tenant's default.  For the purposes of computing the "value" of the unexpired Lease Term, each Lease Year of the unexpired Term shall be deemed to increase five percent (5%) per year. The amount so calculated shall be added to it all sums owing to Landlord which have accrued prior to Tenant's default, plus all of Landlord's costs, direct and consequential, of re-taking possession, preparing the Premises for re-rental, and re-renting the Premises. If the Premises are not re-rented at the time Landlord brings its action for damages under this provision, or if the term of the re-rental is for a period less than the remaining Term of this Lease and therefore additional re-rentals may be required to fill the remaining Term, then in either case Landlord shall make a reasonable estimate of such costs and such estimate shall be binding on the parties. The costs referred to above shall include, but not be limited to, legal fees, cleaning, painting, re-fixturing, partitioning, repairs, advertising and lease commissions; and/or

(D)            Landlord may remedy or attempt to remedy any default of Tenant under this Lease for the account of Tenant and to enter upon the Premises for such purposes. Landlord shall not be liable to Tenant for any loss or damage caused by acts of Landlord in remedying or attempting to remedy such default and Tenant shall pay to Landlord all expenses incurred by Landlord in connection with remedying or attempting to remedy such default; and/or

(E)            Landlord may recover from Tenant all damages and expenses incurred by Landlord as a result of any breach by Tenant; and/or

(F)            Landlord may accelerate all Rent for the entire Term.

12.03            Remedies of Tenant.  In the event of any default hereunder by Landlord, Tenant shall be required to provide Landlord with Twenty Five (25) days written notice and right to cure the default, and in the event such default has not been cured within that time, Tenant may exercise all of its rights which it has pursuant to Florida law or in equity subject to the provisions of this Lease.

12.04            Costs/Attorney's Fees.  In the event of any dispute arising out of the terms and conditions of this Lease, the prevailing party shall be entitled to recover all costs incurred in such action, including attorney's fees (including attorney's fees for determining entitlement and amount of fees) at all levels at trial, appeal and bankruptcy, if any, from the non-prevailing party.

12.05            Allocation of Payments.  Landlord may at its option apply any sums received from Tenant against any amounts due and payable by Tenant under this Lease in such manner as Landlord sees fit and regardless of the express purpose for which the tender was made and notwithstanding any endorsement placed on the check by which payment is made.
Exhibit 10 (j) Page 14

ARTICLE XIII
ATTORNMENT AND SUBORDINATION

13.01            Estoppel Certificate.  At any time and from time to time, upon not less than ten (10) days prior notice by Landlord, the "Superior Lessor," or the "Superior Mortgagee" (as both are herein after defined) to Tenant, Tenant shall comply with, execute, acknowledge and deliver in writing addressed to such party as designated by Landlord or the Superior Lessor or the Superior Mortgagee, as the case may be (hereinafter collectively called the "Requesting Party"), certifying to the following: (i) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect, as modified, and stating the modifications; (ii) whether the Term has commenced and Minimum Rent, and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid; (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, and if so, specifying each such default of which the signor may have knowledge; (iv) whether Tenant has accepted possession of the Premises; (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim; (vi) whether there are any offsets or defenses existing against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and, if so, specifying same; (vii) either that Tenant does not know of any default in the performance of any provisions of this Lease or specifying any default of which Tenant may have knowledge and stating what action is taken or proposes to take with respect thereto; (viii) that, to the best knowledge of Tenant, there are no proceedings pending or threatened against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely effect the financial condition or operations of Tenant, or, if any such proceedings are pending or threatened to the best knowledge of Tenant, specifying and describing same; and (ix) such further information with respect to the Lease or the Premises as the Requesting Party may reasonably request or require, it being intended that any such statement delivered pursuant to this Section 13.01 may be relied upon by any prospective purchaser of the Premises or any part thereof or the interest of Landlord in any part thereof, by any prospective Superior Mortgagee or any prospective Superior Lessor, or by any prospective assignees of such parties. The failure of Tenant to provide a complete statement in accordance with the provisions of this Section 13.01 within the required ten (10) day period shall constitute a default hereunder.
Exhibit 10 (j) Page 15

13.02            Subordination.  This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to (i) all present and future ground leases, operating leases, superior leases, overriding leases and underlying leases and grants of term of the land and buildings constructed thereon, including the Building or any portion thereof (hereinafter collectively referred to as a "Superior Lease", and (ii) all mortgages, deeds of trust, deeds to secure debt and building loan agreements, including leasehold mortgages and consolidation agreement, which may now or hereafter effect the Building and/or the real property which is being leased, or any portion thereof, including all future advances made thereunder (hereinafter collectively referred to as the "Superior Mortgage") whether or not the Superior Mortgage covers any other lands or buildings. All references hereunder to Superior Leases shall refer to the lessor at the time of execution of a Superior Lease, while each reference to Superior Mortgagee shall mean the holder at any time of a Superior Mortgage, as well as each of their respective successors and assigns. The provisions of this Section 13.02 shall be self-operative and no further instrument of subordination shall be required. If any Requesting Party shall seek confirmation of such subordination, Tenant shall promptly execute and deliver, at its own cost and expense, an instrument, in recordable form, to evidence such subordination; if Tenant fails to execute, acknowledge or deliver any such instrument within Ten (10) days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver any such instruments for and on behalf of Tenant.  Tenant shall not cause, permit or suffer anything to be done which would constitute a default under any Superior Mortgage or Superior Lease or cause the Superior Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved or vested in the Superior Lease.

13.03            Attornment.  If, at any time prior to the termination of this Lease, the Lessor or Mortgagee, or their successors or assigns, who acquire the interest of Landlord under this Lease through foreclosure action or a deed-in-lieu thereof, whereby the Lessor or Mortgagee succeeds to the rights of Landlord under this Lease through possession or foreclosure or delivery of a new lease or deed or otherwise, Tenant agrees, at the election and upon request of any such party (hereinafter called the "Successor Landlord"), to attorn fully and completely from time to time, and to recognize any such Successor Landlord as Tenant's landlord under this Lease upon the executory terms of this Lease; provided, however, such Successor Landlord shall agree in writing to accept Tenant's attornment. The foregoing provisions of this Section 13.03 shall inure to the benefit of any such Successor Landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of a Superior Lease, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such Successor Landlord, agrees to execute any instruments to evidence and confirm the foregoing provisions of this Section 13.03, satisfactory to any such Successor Landlord, acknowledging such attornment and setting forth the terms and conditions of its tenancy and Tenant hereby constitutes and appoints Landlord attorney-in-fact for Tenant to execute any such instrument for and on behalf of Tenant, such appointment being coupled with an interest.

Exhibit 10 (j) Page 16

ARTICLE XIV
CONDEMNATION

In the event the title to all or part of the Premises shall be condemned or taken, and if in the opinion of Landlord, (i) the property should be restored or used in such a way as to alter the use of the Premises materially, or (ii) it is economically unfeasible to restore all or part of the Building after such taking, Landlord may terminate this Lease and the term and estate hereby granted shall expire on the date specified in the notice of termination (but not less than sixty (60) days after the giving of such notice) as fully and completely as if such date were the date hereinabove set forth for the expiration of the Term of this Lease, and the Rent hereunder shall be apportioned as of said date.

Landlord reserves unto itself, and Tenant assigns to Landlord, all right to damages accruing on account of any taking or condemnation of any part of the Premises or any improvements on it, or by reason of any act of any public or quasi-public authority for which damages are payable under their applicable law. Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable to the taking of personal property installed on the Premises by Tenant at its cost and expense, and Tenant's rights as business owner, which is not to pass to Landlord at the end of this Lease, for relocation of Tenant's business, or for its lost profits. Tenant agrees to execute such instrument or assignments as may be desired or required by Landlord to exercise its rights hereunder; if reasonably requested by Landlord, to join with Landlord in any petition for the recovery of damages; and to forthwith turn over to Landlord any such damages to which Landlord is entitled but which may be received by Tenant.

ARTICLE XV
GENERAL PROVISIONS

15.01            Quiet Enjoyment.  Tenant, upon paying the Rent, charges and other sums reserved hereunder, and performing and observing all of the other terms, covenants and conditions of this Lease set forth herein, shall peaceably and quietly have, hold and enjoy the Premises during the Term without hindrance by Landlord or any other person lawfully claiming through or under Landlord, subject, however, to the terms of this Lease, and of any Superior Lease or Superior Mortgage, if applicable, and such other agreements and encumbrances to which this Lease may be subordinate. This covenant shall be construed as a covenant running with the land and shall not be construed as a personal covenant or obligation of Landlord.
Exhibit 10 (j) Page 17

15.02            Holding Over.  If Tenant remains in possession of the Premises after the end of the Term hereof, there shall be no tacit renewal of this Lease, and Tenant shall be deemed to be a tenant at sufferance. In such event, Tenant shall pay to Landlord, for each day Tenant remains in possession of the Premises without the written consent of Landlord, an amount equal to the Rent for the last twelve (12) months of the Term, divided by 365-days, and then multiplied by two (2). Such amount shall accrue and be due and payable on a daily basis commencing on the first day following the end of the Term and terminating on the day that either (i) possession of the Premises is restored to Landlord, or (ii) a new lease is entered into between Landlord and Tenant. All other obligations of Tenant under this Lease, other than the payment of Rent (which is payable in accordance with the foregoing calculation) shall be applicable to Tenant during the period the Tenant is a tenant at sufferance.

15.03            Waiver.  If either Landlord or Tenant excuses or condones any default by the other of any obligation under this Lease, this shall not be a waiver of such obligation in respect to any continuing or subsequent default and no such waiver shall be implied.

15.04            Recording.  Neither Tenant nor anyone claiming under Tenant shall record this Lease or any memorandum hereof in any public records without the prior written consent of Landlord.

15.05            Notices.  Any notice, consent or other instrument required or permitted to be given under this Lease shall be in writing and shall be delivered in person, or sent by certified mail, return receipt requested, postage prepaid, or by Federal Express or similar overnight courier service, addressed (a) if to Landlord, at the address set forth in the introductory paragraph of this Lease; and (b) if to Tenant, at the Premises. Any such notice or other instruments shall be deemed to have been given and received on the day upon which personal delivery is made or, if mailed, then forty-eight (48) hours following the date of mailing. Either party may give notice to the other of any change of address and after the giving of such notice, the address therein specified is deemed to be the address of such party for the giving of notices. If postal service is interrupted or substantially delayed, all notices or other instruments shall be delivered in person, or by Federal Express, or similar overnight courier service.

15.06 Liability of Landlord.  Tenant shall look solely to Landlord's estate and interest in the Premises  and the rentals therefrom for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord, subject, however, to any prior rights of any Mortgagee, and no other property or assets of Landlord, Landlord's Agents, including all of Landlord's members, general partners, incorporators, shareholders, officers, directors, or other principals, disclosed or otherwise, or affiliates, shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of Tenant's rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or under Law, including Tenant's use and occupancy of the Premises, or any liability of Landlord to Tenant. The limitation of Landlord's liability under this Section 15.06 shall be absolute and without exception, shall prevail over any other provision of this Lease and shall survive the expiration or earlier termination of this Lease.
Exhibit 10 (j) Page 18

15.07  Radon Gas.  In compliance with Section 404.056, Florida Statutes, Tenant is hereby made aware of the following:  RADON GAS IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

15.08  Successors.  The rights and liabilities created by this Lease extend to and bind the successors and assigns of Landlord and the heirs, executors, administrators and permitted successors and assigns of Tenant. No rights, however shall inure to the benefit of any Transferee unless the provisions of Article XI are complied with.

15.09  Joint and Several Liability.  If there is at any time more than one Tenant or more than one person constituting Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them.

15.10  Captions and Section Numbers.  The captions, section numbers, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way affect the substance of this Lease.

15.11  Extended Meanings.  The words "hereof", "hereto", and "hereunder" and similar expressions used in this Lease relate to the whole of this Lease and not only to the provisions in which such expressions appear. This Lease shall be read with all changes in number and gender as may be appropriate or required by the context. Any reference to Tenant includes, where the contest allows, the employees, agents, invitees and licensees of Tenant and all others whom Tenant might reasonably be expected to exercise control. This Lease has been fully reviewed and negotiated by each party and their counsel and shall not be more strictly construed against either party.

15.12  Partial Invalidity and Construction.  All of the provisions of this Lease are to be construed as covenants even though not expressed as such. If any such provision is held or rendered illegal or unenforceable it shall be considered separate and severable from this Lease and the remaining provisions of this Lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease. If the language or provisions of this Lease are interpreted by a court or other quasi-judicial body, the parties agree that the language shall not be construed against the drafter since both parties have substantially contributed to the preparation of this document.

15.13  Entire Agreement.  This Lease and the Exhibits, if any, attached hereto are incorporated herein and set forth the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements or understandings between them. This Lease and its Exhibits may not be modified except by agreement in writing executed by Landlord and Tenant.
Exhibit 10 (j) Page 19

15.14  Governing Law.  This Lease shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to principals of conflict of laws, except where specifically pre-empted by Federal Law.

15.15  Time.  Time is of the essence of this Lease. Any time period herein specified of five (5) days or less shall mean business days; any period in excess of five (5) days shall mean calendar days.

15.16  No Partnership.  Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.

15.17  Accord and Satisfaction.  No endorsement or statement on a check or letter accompanying any check or payment by Tenant to Landlord shall be deemed an accord and satisfaction or a release of liability, and Landlord may accept such check or payment without prejudice to Landlord's rights to recover the balance of all sums due to Landlord hereunder, or to pursue any other remedy set forth in this Lease or granted by law or in equity.

15.18  Counterparts.  This Lease may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one in the same instrument.

15.19            Signs.            Tenant will not exhibit, inscribe, paint or affix any sign, advertisement, notice or other lettering on any part of the outside of the Premises, the Building or inside the Premises if visible from the outside, without first obtaining Landlord's prior approval thereof, which approval shall not be unreasonably withheld or delayed. Tenant shall present to the Landlord plans and specifications for such signage at the time the approval is sought. Tenant shall only install signs which conform with applicable codes of the City in which the property is located, and said signs shall be in conformance with Landlord's criteria for signage. Tenant shall pay all costs of installation and maintenance of the sign, and the cost of obtaining all necessary governmental permits and approvals.

15.20            Cross Default.                                        Any default on the part of the Tenant under this Lease and/or the Fuel Supply Agreement shall be a default under the Lease and the Fuel Supply Agreement and the Landlord shall have all rights and remedies under all of the forgoing documents.

15.21            Signature Authority.                                                      To the extent this Lease is being signed by a representative of a corporation, partnership or other business entity, the person signing this Lease represents and warrants that he/she has obtained all corporate, partnership or other authority to sign this Lease on behalf of such entity.
Exhibit 10 (j) Page 20

ARTICLE XVI
EXISTING POST OFFICE AGREEMENT

16.01            Existing Leases.  The parties agree that Landlord currently operates a portion of the premises consisting of approximately One Hundred Thirty (130) square feet as a post office facility pursuant to an agreement or lease with the United States Postal Service, as renewed and amended from time to time. Tenant shall take over the lease and shall collect any rental therefrom and shall be obligated to provide the space to the United States Postal Service.

ARTICLE XVII
RIGHT OF FIRST REFUSAL

17.01            First Refusal Right.  The parties agree that in the event Landlord desires to sell the Premises and Landlord receives a written offer to purchase the Premises from a third party during the term of this lease and any extension, provided Tenant is not in default under the Lease, Tenant shall have the right of first refusal relating to such third party offer. In such event, Landlord shall provide a copy of the written offer from such third party to Tenant and Tenant shall be obligated to provide written notice to Landlord within fifteen (15) days either agreeing to purchase the Premises on the same terms and conditions of such third party offer, or waiving such right of first refusal. If Tenant fails to provide written notice of Tenant's election to purchase within the time provided, Tenant shall be deemed to have waived its right of first refusal hereunder.

EXECUTED as of the day and year written by each signature.

WITNESSES:	AS TO LANDLORD:
West Boynton Auto Services, Inc.,
a Florida Corporation

	BY:	/s/ Jay Seewald
Jay Seewald, President
Date:

AS TO TENANT:
On the Move Corporation,
a Florida Corporation

	BY:	/s/ Richard Reitano
Richard Reitano, Chairman and CEO
Date:

Exhibit 10 (j) Page 21

EXHIBIT "A"

Legal Description

EXHIBIT "A 1"

Equipment:
Car Wash
Computer Scope
6 Repair Lifts
Front End Alignment Machine
Tire Machine
Wheel Balancer
Used Oil Tank
2 Air Compressors
Fountain Machine
Fast Food Counters
2 Hot Dog Machines
Open Air Cooler
Ice Maker
Ice Merchandiser
Gondola Shelving
Various Desks
2 Computers with Printers
Fax Machine

Exhibit 10 (j) Page 22

EXHIBIT "B"
LEASEHOLD IMPROVEMENTS

A.            Construction of Improvements by Landlord.  Landlord shall erect, at its sole cost and expense, and as soon as is practicable, the following:

1.            None

B.            Construction of Improvements by Tenant.  Tenant may erect, at its sole cost and expense, as provided in this Lease, the following:

1.            None

All improvements shall be new and in accordance with the applicable building codes.  Tenant shall be required to obtain Landlord's prior written consent in advance, which shall not be unreasonably withheld.  All improvements and build out to be performed by Tenant

C.            Ownership of Improvements.  All improvements to the Premises except removable trade fixtures or personalty installed by Tenant, shall remain the property of Landlord.

Exhibit 10 (j) Page 23

EXHIBIT "C"
Dealer  Supply Agreement and Addendum

Exhibit 10 (j) Page 24